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SUBSIDIARIES                                                     Exhibit 21

                                               State of       % of Voting
Name of Corporation                         Incorporation  Securities Owned

Advertising Distributors of Maryland, Inc.     Maryland            100
Baltimore Press Company                        Delaware            100
Direct Market Concepts, Inc.                   Florida             100
The Flyer Publishing Corporation               Florida             100
HTS, Inc.                                      Connecticut         100
Harte-Hanks Shoppers, Inc.                     California          100
Harte-Hanks Community Newspapers, Inc.         Texas               100
Harte-Hanks Direct Mail/California, Inc.       California          100
Harte-Hanks Limited (1)                        United Kingdom      100
Harte-Hanks Television, Inc.                   Delaware            100
Independent Publishing Company                 South Carolina      100
Jordan Dennis Company, Inc.                    Massachusetts       100
Mid-America CDM, Inc.                          Ohio                100
NSO, Inc.                                      Ohio                100
Northern Comprint Co.                          California          100
Pennysaver Publications, Inc.                  Texas               100
Potpourri Shopper, Inc.                        California          100
RMH Research, Inc.                             New Jersey          100
Shopper's Guide, Inc.                          Arizona             100
Southern Comprint Co.                          California          100
Urban Data Processing, Inc.                    Massachusetts       100

(1)  Owned by Urban Data Processing, Inc.

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